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                                                                      EXHIBIT 11

                             JOHNSON CONTROLS, INC.
                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                               EARNINGS PER SHARE
                      (in millions, except per share data)

                                            Year Ended September 30,
                                         -------------------------------
                                          1997        1996        1995
                                         ------     -------     --------
PRIMARY EARNINGS PER SHARE

Net Income                               $288.5      $234.7      $195.8

    Preferred dividends, net of tax
      benefit                              (9.5)       (9.5)       (9.4)
                                         ------      ------      ------

Earnings available for common
    shareholders                         $279.0      $225.2      $186.4
                                         ------      ------      ------

Average common shares outstanding

    Common stock                           83.5        82.6        81.8

    Common stock equivalents -
      Assumed exercise of stock options     1.3         1.0         0.5
                                         ------      ------      ------
                                           84.8        83.6        82.3
                                         ------      ------      ------
Primary earnings per share                $3.29       $2.69       $2.26
                                         ======      ======      ======

FULLY DILUTED EARNINGS PER SHARE

Net Income                               $288.5      $234.7      $195.8

    After tax compensation expense
      which would arise from the assumed
      conversion of the Series D
      Convertible Preferred Stock          (5.5)       (5.6)       (5.8)
                                         ------      ------      ------

Fully diluted earnings                   $283.0      $229.1      $190.0
                                         ------      ------      ------

Average common shares outstanding

    Common stock                           83.5        82.6        81.8

    Conversion of Series D Convertible
      Preferred Stock                       5.6         6.0         6.2

    Common stock equivalents -
      Assumed exercise of stock options     1.8         1.3         1.1
                                         ------      ------      ------
                                           90.9        89.9        89.1
                                         ------      ------      ------
Fully diluted earnings per share          $3.12       $2.55       $2.13
                                         ======      ======      ======





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